FOR IMMEDIATE RELEASE:
August 3, 2005

USEC Reports Results for Second Quarter, First Half 2005

•	Six-month revenue of $588.6 million reflects improved pricing

•	Cash flow from operations remains strong at $38.2 million year to date

•	Spending on American Centrifuge doubles; expenses are higher, capital expenditures are lower than expected

•	Net loss of $3 million for second quarter, $2.1 million net loss for six months

•	Anticipates 2005 annual net income in range of $20 to $25 million, even after higher American Centrifuge expenses

Bethesda, MD – USEC Inc. (NYSE: USU) today reported a net loss for the quarter ended June 30, 2005 of $3.0 million or 3 cents per share compared with net income of $7.4 million or 9 cents per share in the second quarter of 2004. For the six months ended June 30, 2005, USEC reported a net loss of $2.1 million or 2 cents per share compared to a net loss of $2.4 million or 3 cents per share in the same period last year. Losses in the 2005 periods reflect increased spending on the American Centrifuge. USEC has restated quarterly results for 2004 and financial data in this news release reflect that restatement.

Gross profit for the six-month period improved 36 percent year over year but earnings were nearly unchanged from 2004. Improved sales volume of Separative Work Units (SWU) and improved pricing for both SWU and natural uranium were offset by higher expenses for demonstrating the American Centrifuge technology.

Demonstration costs for the American Centrifuge more than doubled to $45.6 million during the six-month period, which had the effect of reducing net income by about $28 million or 33 cents per share. In the first half of 2004, USEC spent $20 million on demonstration expenses. The higher costs are a result of an increase in the number of employees and contractors working on demonstration activities, increased spending to manufacture centrifuge components for the lead cascade, and costs to upgrade equipment at the American Centrifuge facility in Piketon, Ohio. The increase in 2005 also reflects more demonstration costs being expensed than anticipated in the Company’s previous guidance, with a corresponding decrease in capital expenditures.

USEC is working to resolve issues that have arisen in the testing program related to materials and centrifuge components, as well as recently issued regulatory requirements. Although these issues have resulted in a delay in USEC’s goal of beginning operation of the American Centrifuge Demonstration Facility until the first half of 2006, the Company does not expect these delays to impact its ability to meet the DOE–USEC Agreement milestones.

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“The American Centrifuge demonstration is a large, complex project, and few projects of this scale go smoothly from start to finish,” said James R. Mellor, USEC chairman and chief executive officer. “We’ve made good progress in meeting the first nine milestones established in the DOE–USEC Agreement, and we are working through several issues that came up during testing. We are confident that as new issues arise, we will resolve these as well. We remain enthusiastic about the technology and our ability to continue to meet the milestones in our agreement with DOE.”

Revenue

Revenue for the second quarter was $277.4 million, compared to $302.5 million for the same quarter a year ago. USEC’s revenue is primarily related to the sale of the SWU component of low enriched uranium. Revenue from the sale of SWU in the quarter was $193.3 million, down 1 percent quarter over quarter. The volume of SWU sold declined 3 percent compared to second quarter 2004 while the average SWU price billed to customers increased 1.5 percent quarter over quarter. Uranium revenue was $33.7 million, a decrease of $31.2 million over the same quarter last year, reflecting a 51 percent decline in volume but 6 percent higher average prices. Revenue from U.S. government contracts totaled $50.4 million and was $9 million higher quarter over quarter. Revenue from subsidiary NAC International, which was acquired in November 2004, was primarily responsible for the increase in government contract revenue.

For the six-month period ended June 30, 2005, revenue was $588.6 million compared to $512.8 million in the same period of 2004 on 13 percent higher SWU volume and 3.5 percent higher average prices billed to customers. Revenue from uranium sales was $4.8 million lower compared to the same period in 2004 on 14 percent lower volume but a 10 percent higher average price billed to customers. Much of the natural uranium delivered in the six-month period was contracted several years ago at prices lower than today’s market indicators; uranium generated through underfeeding the enrichment process at the Paducah plant was sold at higher current prices. Revenue from U.S. government contracts increased by 27 percent, primarily from NAC activities.

USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financials are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin and Expenses

The increase in SWU sales volume in the six-month period produced a corresponding increase of $38.2 million or 10 percent in the cost of sales for SWU and uranium. Cost of sales for SWU is determined by a combination of production costs, purchase costs, and inventory level and its cost. The average unit cost of SWU sales was 1 percent higher than in the same period of 2004, reflecting the impact of increasing production and purchase costs in previous periods.

Unit purchase and production costs per SWU increased 3 percent in the six-month period compared to the same period in 2004. The increase was due to increased costs for electric power, and for the disposal of depleted uranium, as the transfer of depleted uranium to the Department of Energy under the DOE–USEC Agreement was completed during the period. Purchase costs

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increased as USEC paid Russia higher prices under a market-based formula that reflects the impact of higher SWU prices in recent years. Under the average inventory cost method, coupled with USEC’s substantial inventory position, an increase or decrease in production or purchase costs will have an effect on cost of sales in future periods.

The gross profit margin for the quarter was 15.2 percent compared to 16.0 percent in the same quarter of 2004, due to lower uranium sales. The gross profit margin for the six-month period was 15.3 percent compared to 12.9 percent in the same period last year. The higher profit margin was a result of improved SWU prices and high margin sales of uranium.

Selling, general and administrative (SG&A) expenses totaled $14.0 million in the quarter, which represented a 12 percent reduction from the same quarter in 2004. For the six-month period, SG&A expenses were $29.2 million, an 8 percent reduction from the same period last year. Consulting expenses declined $3.8 million and compensation and employee benefit costs declined $1.2 million during the six-month period, which was partly offset by $3 million in expenses for NAC, the subsidiary acquired in November 2004.

Cash Flow

At June 30, 2005, USEC had a cash balance of $183 million and $30 million in short-term investments. Cash flow from operating activities for the six-month period was $38.2 million, compared to negative $155.6 million in the same period a year ago. The improvement in cash flow was primarily due to a reduction of $135.5 million in accounts receivable from customer collections in 2005 for sales made in the fourth quarter of 2004, a smaller buildup of SWU inventory in 2005 and a one-time payment of $33.2 million in 2004 to terminate obligations under a power purchase agreement. USEC expects to see a cash flow pattern similar to the one set in 2004 when the cost of building inventory of low enriched uranium was largely incurred in the first three quarters in anticipation of higher deliveries to customers in the fourth quarter.

The Company has not borrowed on its bank credit facility in 2005. USEC expects to execute a new bank credit facility in the near future to replace the existing $150 million bank credit facility that expires in late September.

American Centrifuge Update

USEC is in the process of demonstrating our next-generation American Centrifuge uranium enrichment technology. Demonstration activities are underway at centrifuge test facilities located in Oak Ridge, Tennessee, and refurbishment work has begun at the American Centrifuge Demonstration Facility in Piketon. Below is an update on USEC’s current view of progress toward demonstrating and deploying the American Centrifuge:

•	The lead cascade is expected to begin operating and providing important performance data in the first half of 2006. USEC had anticipated beginning operation of the lead cascade by the end of 2005. However, delays have occurred relating to quality of material, performance issues of certain centrifuge components, and compliance with recently issued regulatory requirements.

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•	We do not anticipate that these near-term delays will impact our ability to meet the DOE-USEC agreement milestones or our anticipated dates for reaching full production capacity. USEC expects to begin construction of the American Centrifuge Plant in 2007, reaching an annual production capacity of 3.5 million SWU during 2010.

•	USEC expects the American Centrifuge Plant will cost approximately $1.7 billion (previously reported as approximately $170 million for centrifuge demonstration costs and plant costs of up to $1.5 billion), which includes demonstration and plant expenses and capital costs since 2002 and excludes capitalized interest.

The successful construction and operation of the American Centrifuge Plant is dependent upon a number of factors including, but not limited to, satisfactory performance of the American Centrifuge technology at various stages of demonstration, NRC licensing, financing, the cost of raw materials, installation and operation of centrifuge machines and equipment, and the achievement of milestones under the DOE-USEC Agreement. In addition, certain actions by DOE are required, including USEC and DOE entering into a long-term lease agreement for the facilities, removal of machines, wastes and other materials from the buildings by DOE, and USEC and DOE agreeing on terms for USEC’s license of the centrifuge intellectual property. In the event DOE fails to take appropriate and timely action, it could delay or disrupt USEC’s ability to meet certain milestones in the DOE-USEC Agreement, which could delay demonstration or deployment of the American Centrifuge technology.

2005 Earnings Outlook

USEC is updating its annual guidance to take into account improvements in its core business and the impact of a higher allocation of American Centrifuge costs to expense. Specifically, USEC expects revenue to total approximately $1.5 billion in 2005. The Company anticipates higher gross profits from improved prices billed to customers for SWU and uranium, and improved unit SWU cost of sales that should result in a $30 million improvement to gross profit compared to 2004. In addition, SG&A expenses are expected to be about $5 million below 2004 even with the addition of $6 million in expenses related to NAC. The average gross margin for all business segments will be in a range of 13 percent to 15 percent.

Offsetting these improvements are higher expenses for the American Centrifuge. The delay in beginning operation of the lead cascade noted earlier has resulted in more of the spending being expensed as opposed to capitalized. USEC expects to spend approximately $120 million on the American Centrifuge technology in 2005, with the accounting for these expenditures being roughly $100 million in expense and $20 million in capital. The $10 million increase in spending from earlier guidance is due to incremental costs incurred for outside services.

USEC expects net income for 2005 in a range of $20 to $25 million, or 23 cents to 29 cents per share. Net income is dependent on several key factors, including the timing of deliveries to customers and the recognition of revenue. USEC will continue to assess the accounting allocation between expense and capital for American Centrifuge during the year, and a higher allocation of the costs to expense would reduce net income.

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An increase in gross profit will improve cash flow from operating activities. USEC expects cash flow from operating activities in a range of $180 to $200 million – an improvement of $30 million over previous guidance – and capital expenditures are expected to total approximately $33 million. USEC anticipates ending the year with a cash balance in a range of $240 to $250 million.

Other Business Matters

•	USEC’s fixed price contract with the Tennessee Valley Authority (TVA) to purchase approximately 80 percent of the power required for the Paducah plant expires in May 2006. The Company is negotiating power supply arrangements for electricity beyond that date. Forward market prices for electricity have increased approximately 45 percent since the current contract was signed in 2000, and USEC is anticipating a significant increase in our cost of power beginning in June 2006. An increase in electric power costs will increase overall SWU production costs, which will negatively impact our gross margin in future periods. Management continues to explore cost cutting measures, improvements to production efficiencies and incremental underfeeding opportunities that are expected to offset some but not all anticipated power cost increases.

•	To benefit from current higher prices for uranium, USEC is operating its Paducah plant at a higher level than planned this summer. This allows USEC to maximize underfeeding potential and gain additional uranium that can be sold to customers. Underfeeding uses less uranium in the enrichment process but requires more SWU, which requires more electric power. Although power prices are higher this summer than in summer 2004, the even higher value of the uranium generated through underfeeding exceeds the incremental power cost.

•	USEC recently amended its annual report on Form 10-K for 2004 and its 10-Q for the quarter ended March 31, 2005, restating its financial statements to make additional adjustments relating to the timing of revenue recognition and the valuation of deferred tax assets. More information about these restatements can be found in the Company’s SEC filings.

•	Under an agreement with DOE, USEC continues to process and clean quantities of out-of-specification uranium owned by DOE. As part of this arrangement, USEC has sold 905 metric tons of in-spec uranium on behalf of DOE to fund the costs of USEC’s services incurred in the clean-up project. Proceeds from the sale of this uranium that have not yet been used to reimburse USEC for its costs are reported as restricted short-term investments on the balance sheet, which amounted to $9.6 million at June 30, 2005.

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This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: market demand for our products and services, including the refueling cycles of our customers; changes in the nuclear energy industry; pricing trends in the uranium and enrichment markets; our dependence on deliveries under the Russian Contract and on a single production facility; the impact of the availability and cost of electric power on our production levels and costs; the implementation of agreements with the Department of Energy regarding uranium inventory remediation and the use of centrifuge technology and facilities; the success of the demonstration and deployment of the American Centrifuge technology; our ability to successfully execute our internal performance plans; final determinations of environmental and other costs; the outcome of litigation, arbitration and international trade actions; changes to existing restrictions on imports of foreign-produced LEU and uranium; our ability to renegotiate or replace revolving credit commitments by September 2005 and to refinance senior notes by January 2006; performance under U.S. government contracts and audits of allowable costs billed under U.S. government contracts; the impact of government regulation; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A. We do not undertake to update our forward-looking statements.

Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts
Investors: Steven Wingfield (301) 564-3354 or Mari Angeles Major-Sosias (301) 564-3353
Media: Charles Yulish (301) 564-3391 or Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
		As restated		As restated

Revenue:
Separative work units	$193.3	$196.2	$407.6	$348.5
Uranium	33.7	64.9	79.5	84.3
U.S. government contracts	50.4	41.4	101.5	80.0

Total revenue	277.4	302.5	588.6	512.8

Cost of sales:
Separative work units and uranium	191.4	216.7	410.3	372.1
U.S. government contracts	43.8	37.3	88.4	74.4

Total cost of sales	235.2	254.0	498.7	446.5

Gross profit	42.2	48.5	89.9	66.3
Advanced technology costs	23.9	10.6	46.6	20.0
Selling, general and administrative	14.0	15.9	29.2	31.9

Operating income	4.3	22.0	14.1	14.4
Interest expense	9.1	10.4	17.8	19.8
Interest (income)	(3.2)	(.8)	(5.1)	(1.5)

Income (loss) before income taxes	(1.6)	12.4	1.4	(3.9)
Provision (credit) for income taxes	1.4	5.0	3.5	(1.5)

Net income (loss)	$(3.0)	$7.4	$(2.1)	$(2.4)

Net income (loss) per share – basic and diluted	$(.03)	$.09	$(.02)	$(.03)
Dividends per share	$.1375	$.1375	$.2750	$.2750

Weighted average number of shares outstanding:
Basic	86.2	84.0	85.8	83.5
Diluted	86.2	84.5	85.8	83.5

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	June 30,	December 31,
	2005	2004
ASSETS	(Unaudited)	As restated
Current Assets
Cash and cash equivalents	$183.0	$174.8
Short-term investments	30.0	—
Restricted short-term investments	9.6	—
Accounts receivable – trade	103.0	238.5
Inventories	1,205.5	1,009.4
Deferred income taxes	17.3	27.0
Other current assets	30.6	39.2

Total Current Assets	1,579.0	1,488.9
Property, Plant and Equipment, net	174.4	178.0
Other Long-Term Assets
Deferred income taxes	77.0	69.6
Deposit for depleted uranium	24.6	23.5
Prepaid pension benefit costs	85.1	82.9
Inventories	101.4	156.2
Goodwill	4.3	4.3

Total Other Long-Term Assets	292.4	336.5

Total Assets	$2,045.8	$2,003.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$325.0	—
Accounts payable and accrued liabilities	195.7	$202.3
Payables under Russian Contract	120.2	89.7
Uranium owed to customers and suppliers	53.5	44.5
Deferred revenue and advances from customers	44.7	28.8

Total Current Liabilities	739.1	365.3
Long-Term Debt	150.0	475.0
Other Long-Term Liabilities
Deferred revenue and advances from customers	4.9	6.9
Depleted uranium disposition	32.9	26.1
Postretirement health and life benefit obligations	149.7	145.2
Other liabilities	66.9	66.2

Total Other Long-Term Liabilities	254.4	244.4
Stockholders’ Equity	902.3	918.7

Total Liabilities and Stockholders’ Equity	$2,045.8	$2,003.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended
	June 30,
	2005	2004
		As restated
Cash Flows from Operating Activities
Net income (loss)	$(2.1)	$(2.4)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17.2	15.5
Deferred income taxes	2.4	(3.4)
Depleted uranium disposition	5.7	(1.0)

Changes in operating assets and liabilities:
Short-term investments – (increase) decrease	(30.0)	35.0
Accounts receivable – decrease	135.5	51.5
Inventories – net (increase)	(133.7)	(194.9)
Payables under Russian Contract – increase (decrease)	30.5	(28.5)
Payment of termination settlement obligation under power purchase agreement	—	(33.2)
Deferred revenue, net of deferred costs	5.8	13.0
Accounts payable and other liabilities – (decrease)	(2.3)	(9.7)
Other, net	9.2	2.5

Net Cash Provided by (Used in) Operating Activities	38.2	(155.6)

Cash Flows Used in Investing Activities
Capital expenditures	(11.8)	(11.2)

Net Cash (Used in) Investing Activities	(11.8)	(11.2)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(23.6)	(23.0)
Common stock issued	5.4	8.1

Net Cash (Used in) Financing Activities	(18.2)	(14.9)

Net Increase (Decrease)	8.2	(181.7)
Cash and Cash Equivalents at Beginning of Period	174.8	214.1

Cash and Cash Equivalents at End of Period	$183.0	$32.4

Supplemental Cash Flow Information:
Interest paid	$16.2	$17.2
Income taxes paid	13.4	8.1